Exhibit 10.1

TAX SHARING AGREEMENT

BETWEEN

LIBERTY INTERACTIVE CORPORATION

AND

LIBERTY TRIPADVISOR HOLDINGS, INC.

8.10	Amendments; Waivers	25
8.11	Effective Date	26
8.12	Change in Law	26
8.13	Authorization, Etc.	26
8.14	No Third Party Beneficiaries	26
8.15	Entire Agreement	26
8.16	No Strict Construction; Interpretation	26
8.17	Headings	27

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is entered into as of August 27, 2014, between Liberty Interactive Corporation, a Delaware corporation (“Distributing”), and Liberty TripAdvisor Holdings, Inc., a Delaware corporation (“Spinco”).  Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

RECITALS

WHEREAS, Spinco is a wholly owned subsidiary of Distributing; and

WHEREAS, the Board of Directors of Distributing has determined that it would be appropriate and desirable for Distributing to separate the Spinco Group from the Distributing Group; and

WHEREAS, the Board of Directors of Spinco has also approved such transaction; and

WHEREAS, following the Contribution, Distributing intends to distribute its entire interest in the stock of Spinco to holders of Liberty Ventures Common Stock (the “Distribution”), in what is intended to qualify as a tax-free transaction described under Sections 368(a), 355, and 361 of the Code; and

WHEREAS, the parties set forth in the Reorganization Agreement the principal arrangements between them regarding the separation of the Spinco Group from the Distributing Group; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Distributing and Spinco hereby agree as follows:

Section 1.Definition of Terms

.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.  For the avoidance of doubt, (x) neither Expedia, Inc. nor any of its respective Subsidiaries will be treated as Affiliates of any member of the Distributing Group or the Spinco Group; (y) no member of the Spinco Group will be treated as an Affiliate of any member of the Distributing Group; and (z) no member of the Distributing Group will be treated as an Affiliate of any member of the Spinco Group.

“Agreement” has the meaning set forth in the preamble hereof.

“business day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York or London, England are authorized or required by law or executive order to close.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records as of the end of the day on the Distribution Date (as if the Distribution Date were the end of the Taxable period), provided that any items not susceptible to such apportionment shall be apportioned pro rata on the basis of elapsed days during the relevant portion of the Taxable period.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Combined Return” means a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the Distributing Group and one or more members of the Spinco Group.

“Company” means Distributing or Spinco, as the context requires.

“Compensatory Equity Interests” means options, stock appreciation rights, restricted stock, stock units or other rights with respect to Distributing Stock or Spinco Stock that are granted on or prior to the Distribution Date by Distributing, Spinco or any of their respective Subsidiaries in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, stock units or other rights issued in substitution for any of the foregoing by reason of the Distribution or any subsequent transaction).

“Contribution” has the meaning given to such term in the Reorganization Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Delaware Chancery Court” has the meaning set forth in Section 8.4.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distributing” has the meaning set forth in the preamble hereof.

“Distributing Group” means Distributing and each Subsidiary of Distributing (but only while such Subsidiary is a Subsidiary of Distributing) other than any

Person that is a member of the Spinco Group (but only during the period such Person is treated as a member of the Spinco Group).

“Distributing Indemnitees” has the meaning set forth in Section 7.3.

“Distributing Stock” means (w) the Series A Liberty Interactive common stock, par value $.01 per share, the Series B Liberty Interactive common stock, par value $.01 per share, the Series A Liberty Ventures common stock, par value $.01 per share, and the Series B Liberty Ventures common stock, par value $.01 per share, (x) if and when the proposed reclassification of Distributing’s stock is effected, the Series A QVC Group common stock, par value $.01 per share, the Series B QVC Group common stock, par value $.01 per share, the Series A Liberty Digital Commerce common stock, par value $.01 per share, and the Series B Liberty Digital Commerce common stock, par value $.01 per share, (y) if and when issued, the Series C Liberty Interactive common stock, par value $.01 per share, the Series C Liberty Ventures common stock, par value $.01 per share, the Series C QVC Group common stock, par value $.01 per share, and the Series C Liberty Digital Commerce common stock, par value $.01 per share, and (z) any series or class of stock into which the Series A, Series B, or Series C Liberty Interactive common stock, the Series A, Series B, or Series C Liberty Ventures common stock, the Series A, Series B, or Series C QVC Group common stock, or the Series A, Series B, or Series C Liberty Digital Commerce common stock is redesignated, reclassified, converted or exchanged following the Effective Time.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Date” means the date on which the Distribution occurs.

“Due Date” has the meaning set forth in Section 4.3.

“Effective Time” means the time at which the Distribution is effected on the Distribution Date.

“Employing Party” has the meaning set forth in Section 3.4(d)(i).

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law.

“Group” means the Distributing Group or the Spinco Group, as the context requires.

“Income Tax” means all Taxes (i) based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits (including any capital gains Tax, minimum Tax based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits, any Tax on items of Tax preference and depreciation recapture or clawback, but not including sales, use, real or personal property, gross or net receipts, gross profits, transfer and similar Taxes), (ii) imposed by a foreign country which qualify under Section 903 of the Code or (iii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation

Taxes) if such Taxes may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date.  The “Rate,” means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined at approximately 11:00 a.m., London time, two London business days before the first Interest Rate Determination Date equal to the greater of:  (x) the sum of (i) the six month dollar LIBOR rate as displayed on page “LR” of Bloomberg (or such other appropriate page as may replace such page), plus (ii) 2%, and (y) the interest rate that would be applicable at such time to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code.    Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30 and December 31 thereafter.

“IRS” means the Internal Revenue Service.

“IRS Submissions” means the Ruling Request, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

“issuing corporation” has the meaning set forth in Section 3.4(d)(ii).

“Joint Claim” has the meaning set forth in Section 7.8.

“Liberty Ventures Common Stock” means the Series A Liberty Ventures common stock, par value $.01 per share, and the Series B Liberty Ventures common stock, par value $.01 per share.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

“Non-Preparer” means the Company that is not responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other Taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Receiving Party” has the meaning set forth in Section 6.3.

“Reorganization Agreement” means the Reorganization Agreement between Distributing and Spinco dated August 15, 2014.

“Requesting Party” has the meaning set forth in Section 5.2(a).

“Restructuring” has the meaning assigned to such term in the Reorganization Agreement.

“Ruling” means PLR 135954-13 that was issued to Distributing on February 28, 2014.

“Ruling Request” means the request for rulings, dated August 15, 2013, filed by Distributing with the IRS in connection with the Distribution, as the same shall have been amended or supplemented.

“Separate Return” means (a) in the case of any Tax Return required to be filed by any member of the Distributing Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Spinco Group, and (b) in the case of any Tax Return required to be filed by any member of the Spinco Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Distributing Group.

“Spinco” has the meaning set forth in the preamble hereof.

“Spinco Group” means (x) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, Spinco and each of its Subsidiaries at the Effective Time; and (y) with respect to any Tax Year (or portion thereof) beginning after the

Effective Time, Spinco and each Subsidiary of Spinco (but only while such Subsidiary is a Subsidiary of Spinco).

“Spinco Indemnitees” has the meaning set forth in Section 7.2.

“Spinco Section 355(e) Event” means the application of Section 355(e) of the Code to the Distribution as a result of the Distribution being “part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest” in Spinco (within the meaning of Section 355(e) of the Code).

“Spinco Stock” means the Series A Spinco common stock, par value $.01 per share, the Series B Spinco common stock, par value $.01 per share, and if and when issued, the Series C Spinco common stock, par value $.01 per share, and any series or class of stock into which the Series A, Series B, or Series C Spinco common stock is redesignated, reclassified, converted or exchanged following the Effective Time.

“Straddle Period” means any Taxable period commencing on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.  For purposes of the foregoing, (x) neither Expedia, Inc. nor any of its respective Subsidiaries will be treated as Subsidiaries of Distributing, and (y) neither TripAdvisor nor any of its Subsidiaries will be treated as Subsidiaries of Distributing or Spinco during any period in which such party beneficially owns less than 50% of the outstanding common stock of TripAdvisor.

“Supplemental IRS Submissions” means any request for a Supplemental Ruling, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

“Supplemental Ruling” means any private letter ruling obtained by Distributing or Spinco from the IRS which supplements or otherwise modifies the Ruling.

“Tax” or “Taxes” means any net income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means Baker Botts LLP.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the Ruling and each Supplemental Ruling issued by the IRS in connection with the Distribution, (ii) each IRS Submission and Supplemental IRS Submission, (iii) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion, and (iv) any other materials delivered or deliverable by Distributing, Spinco and others in connection with the rendering by Tax Counsel of the Tax Opinion or the issuance by the IRS of any Ruling or Supplemental Ruling.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Distributing in connection with the Distribution to the effect that the Contribution and the Distribution will qualify as a tax-free transaction described under Sections 368(a) and 355 of the Code to Distributing and the holders of Liberty Ventures Common Stock.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transaction Taxes” means any Taxes resulting from the Restructuring and the Distribution, other than Transfer Taxes.

“Transaction Tax-Related Losses” means any Losses resulting from the failure of (i) the Restructuring to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, Spinco and each of their respective Subsidiaries immediately prior to the Distribution, (ii) the Contribution and Distribution to qualify as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code, or (iii) the Contribution and Distribution to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, Spinco, each of their respective Subsidiaries at the Effective Time, and the holders of Liberty Ventures Common Stock that receive stock of Spinco in the Distribution.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party hereto or any of its Subsidiaries in connection with the Restructuring or the Distribution.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

“TripAdvisor” means TripAdvisor, Inc., a Delaware corporation.

Section 2.Allocation of Taxes and Tax-Related Losses

2.1Allocation of Taxes

.  Except as provided in Section 2.2 (Special Rules) and Section 3.4(d) (Compensatory Equity Interests), Taxes shall be allocated as follows:

(a)Combined Returns

.

(i)Allocation of Taxes for Combined Returns

.  Distributing shall be allocated: (A) all Taxes that are attributable to members of the

Distributing Group and reported on, or required to be reported on, a Combined Return; and (B) all Taxes that are attributable to members of the Spinco Group for the Pre-Distribution Period and reported on, or required to be reported on, a Combined Return.  Spinco shall be allocated all Taxes that are attributable to members of the Spinco Group for the Post-Distribution Period and reported on, or required to be reported on, a Combined Return.

(ii)Transactions Occurring on the Distribution Date

.  Notwithstanding the provisions of Section 2.1(a)(i) (but subject to the provisions of Section 2.2), Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group outside the ordinary course of business before the Distribution on the Distribution Date shall be allocated to the Pre-Distribution Period, and Taxes attributable to any transaction or action taken by or with respect to any member of the Spinco Group outside the ordinary course of business after the Distribution on the Distribution Date shall be allocated to the Post-Distribution Period.

(b)Separate Returns

.

(i)Spinco Separate Returns

.  Spinco shall be allocated all Taxes that are attributable to members of the Spinco Group and reported on, or required to be reported on, a Separate Return that is required to be filed by a member of the Spinco Group.

(ii)Distributing Separate Returns

.  Distributing shall be allocated all Taxes that are attributable to members of the Distributing Group and reported on, or required to be reported on, a Separate Return that is required to be filed by a member of the Distributing Group.

(c)Taxes Not Reported on Tax Returns

.   Spinco shall be allocated any Tax attributable to members of the Spinco Group that is not required to be reported on a Tax Return, and Distributing shall be allocated any Tax attributable to members of the Distributing Group that is not required to be reported on a Tax Return.

2.2Special Rules

.

(a)Transaction Taxes and Transaction Tax-Related Losses

.  Notwithstanding any other provision in this Section 2:

(i)Distributing shall be allocated all Transaction Taxes and Transaction Tax-Related Losses other than any Transaction Taxes and Transaction Tax-Related Losses allocated to Spinco pursuant to clause (ii) of this Section 2

.2(a).

(ii)Spinco will be allocated any Transaction Taxes (including corresponding state and local Taxes) and Transaction Tax-Related Losses that (x) result primarily from, individually or in the aggregate, any breach by Spinco of any of its covenants set forth in Section 7

.1 hereof, or (y) result from a Spinco Section 355(e) Event.

(b)Transfer Taxes

.  Notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated 50% to Spinco and 50% to Distributing.

2.3Tax Payments

.  Each Company shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

Section 3.Preparation and Filing of Tax Returns

.

3.1Combined Returns

.

(a)Preparation of Combined Returns

.  Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Year.

3.2Separate Returns

.

(a)Tax Returns to be Prepared by Distributing

.  Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Distributing Group for any Tax Year.

(b)Tax Returns to be Prepared by Spinco

.  Spinco shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Spinco Group for any Tax Year.

3.3Provision of Information

.

(a)Distributing shall provide to Spinco, and Spinco shall provide to Distributing, any information about members of the Distributing Group or the Spinco Group, respectively, that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3

.1 or 3.2 and to properly and timely file all such Tax Returns.

(b)If a member of the Spinco Group supplies information to a member of the Distributing Group, or a member of the Distributing Group supplies information to a member of the Spinco Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied

.

3.4Special Rules Relating to the Preparation of Tax Returns

.

(a)In General

.  All Tax Returns that include any members of the Spinco Group or Distributing Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Ruling Request, the Ruling, and the Tax Opinion.  Except as otherwise set forth in this Agreement, and subject to Sections 3.4(b) through (d), the Company responsible for preparing and filing (or causing to be prepared and filed) a Tax Return pursuant to Sections 3.1 or 3.2 shall have the right with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b)Spinco Tax Returns

.  With respect to any Separate Return for which Spinco is responsible pursuant to Section 3.2(b), Spinco and the other members of the Spinco Group must allocate Tax Items between such Separate Return for which Spinco is responsible pursuant to Section 3.2(b) and any related Combined Return for which Distributing is responsible pursuant to Section 3.1 that are filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on the related Combined Return for which Distributing is responsible pursuant to Section 3.1.

(c)Election to File Consolidated, Combined or Unitary Tax Returns

.  Distributing shall have the sole discretion of filing any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

(d)Compensatory Equity Interests

.

(i)Deductions Related to Compensatory Equity Interests

.  To the extent permitted by applicable Tax Law, Income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Compensatory Equity Interests held by any Person shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the Distributing Group if such person was, at any time before or after the Distribution, a director of any member of the Distributing Group, and (y) in any other case, solely by the Spinco Group (the party whose Group is described in (A), (B), or (C), the “Employing Party”).

(ii)Withholding and Reporting

.  For any Tax Year (or portion thereof), the Employing Party shall (A) satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to the issuance, exercise, vesting or settlement of Compensatory Equity Interests and (B) satisfy, or cause to be satisfied, all liabilities for Taxes imposed in connection with such issuance, exercise, vesting or settlement (including the employer portion of any employment taxes); provided that, (x) in the event Compensatory Equity Interests are settled by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the “issuing corporation”) and the issuing corporation is not a member of the same Group as the Employing Party, the issuing corporation shall promptly remit to the Employing Party an amount of cash equal to the amount required to be withheld in respect of any withholding Taxes, and (y) the Employing Party shall not be liable for failure to remit to the applicable Tax Authority any amount required to have been withheld from the recipient of the Compensatory Equity Interest in connection with such issuance, exercise, vesting or settlement, except to the extent that the issuing corporation shall have remitted such amount to the Employing Party.  Distributing shall promptly notify Spinco, and Spinco shall promptly notify Distributing, regarding the exercise of any option or the issuance, vesting, exercise or settlement of any other Compensatory Equity Interest to the extent that, as a result of such issuance, exercise, vesting or settlement, any other party may be entitled to a deduction or required to pay any Tax, or such information otherwise may be relevant to the preparation of any Tax Return or payment of any Tax by such other party or parties.

(iii)Distributing Employees

.  For purposes of this Section 3.4(d), (x) except as described in clause (y) of this Section 3.4(d)(iii), if a Person is an officer or employee of Distributing or any member of the Distributing Group for any Tax Year (or portion thereof), then such officer or employee will exclusively be considered to be employed by Distributing (or the applicable member of the Distributing Group) for such Tax Year (or portion thereof); and (y) if an officer or employee is on the payroll of Buyseasons, Inc. for any Tax Year (or portion thereof), then such officer or employee will exclusively be considered to be employed by Spinco (or the applicable member of the Spinco Group) for such Tax Year (or portion thereof).

3.5Refunds, Credits or Offsets

.

(a)Except as otherwise contemplated by this Section 3

.5 or Section 3.6, any refunds, credits or offsets with respect to Taxes of any member of (i) the Distributing Group that were reported on any Combined Return shall be for the account of Distributing, (ii) the Spinco Group that were reported on any Combined Return and are attributable to the Pre-Distribution Period shall be for the account of Distributing, (iii) the Spinco Group that were reported on any Combined Return and are attributable to the Post-Distribution Period shall be for the account of Spinco, (iv) the Distributing Group that were reported on any Separate Return required to be filed by a member of the Distributing Group shall be for the account of Distributing, and (v) the Spinco Group that were reported on any Separate Return required to be filed by a member of the Spinco Group shall be for the account of Spinco.

(b)Notwithstanding Section 3

.5(a), (i) any refunds, credits or offsets with respect to Taxes, including Transaction Taxes, allocated to, and actually paid by, Distributing pursuant to this Agreement shall be for the account of Distributing, and (ii) any refunds, credits or offsets with respect to Taxes, including Transaction Taxes, allocated to, and actually paid by, Spinco pursuant to this Agreement shall be for the account of Spinco.

(c)Distributing shall forward to Spinco, or reimburse Spinco for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Spinco within five business days from receipt thereof by Distributing or any of its Affiliates

.  Spinco shall forward to Distributing, or reimburse Distributing for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Distributing within five business days from receipt thereof by Spinco or any of its Affiliates.  Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the five business day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliates) through and including the date of payment at the Interest Rate (treating the date received as the Due Date for purposes of determining such Interest Rate).  If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.5 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

3.6Carrybacks

.  If and to the extent that Spinco requests in writing that Distributing or any of its Affiliates obtain a refund, credit or offset of Taxes with respect to the carryback of any Tax attribute of the members of the Spinco Group arising in a Post-Distribution Period to a Pre-Distribution Period, and provided that Distributing or any of its Affiliates would not otherwise be required to forego a refund, credit or offset of Taxes for its own account or otherwise be adversely affected as a result of such carryback, then

(i) Distributing (or its Affiliate) shall take all reasonable measures to obtain a refund, credit or offset of Tax with respect to such carryback (including by filing an amended Tax Return), and (ii) to the extent that Distributing or any of its Affiliates receives any refund, credit or offset of Taxes attributable (on a last dollar basis) to such carryback, Distributing shall pay such refund, credit or offset, plus any interest received thereon, to Spinco within five business days from receipt thereof by Distributing or any of its Affiliates; provided, however, that Distributing shall be entitled to reduce the amount of any such refund, credit or offset for its reasonable out-of-pocket costs and expenses incurred in connection therewith and any Taxes incurred with respect to the receipt or accrual thereof; and provided further, that Spinco, upon the request of Distributing, agrees to repay such refund, credit or offset, plus any interest received thereon and net of Taxes, to Distributing in the event, and to the extent, that Distributing is required to repay such refund, credit or offset, plus any interest received thereon, to a Tax Authority.

3.7Amended Returns

.  Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the Spinco Group may be made only by the Company (or its Subsidiaries) responsible for preparing the original Tax Return with respect to such member pursuant to Sections 3.1 and 3.2.  Spinco (or its Subsidiaries) shall not, without the prior written consent of Distributing (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, Distributing for any Tax Year (or portion thereof) by more than a de minimis amount; provided, however, that such consent need not be obtained if Spinco agrees to indemnify Distributing for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, Distributing as a result of the filing of such amended Tax Return.

Section 4.Tax Payments

.

4.1Payment of Taxes to Tax Authority

.  Distributing shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2, and Spinco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2.

4.2Indemnification Payments

.

(a)Tax Payments Made by the Distributing Group

.  If any member of the Distributing Group is required to make a payment to a Tax Authority for Taxes allocated to Spinco under this Agreement, Spinco will pay the amount of Taxes allocated to it to Distributing not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

(b)Tax Payments Made by the Spinco Group

.  If any member of the Spinco Group is required to make a payment to a Tax Authority for Taxes allocated to Distributing under this Agreement, Distributing will pay the amount of Taxes allocated to it to Spinco not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

4.3Interest on Late Payments

.  Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five business days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate.  Such interest will be payable at the same time as the payment to which it relates.

4.4Tax Consequences of Payments

.    For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution.  If the receipt or accrual of any indemnity payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income.  To the extent that Taxes for which any party hereto (the indemnifying party) is required to pay another party (the indemnified party) pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the indemnified party by the indemnifying party shall be decreased by taking into account any resulting reduction in other Taxes of the indemnified party.  If such a reduction in Taxes of the indemnified party occurs following the payment made to the indemnified Party with respect to the relevant indemnified Taxes, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized.  If the Tax benefit arising from the foregoing reduction of Taxes described in this Section 4.4 is subsequently decreased or eliminated, then the indemnifying party shall promptly pay the indemnified party the amount of the decrease in such Tax benefit.

Section 5.Assistance and Cooperation

.

5.1Cooperation

.  In addition to the obligations enumerated in Sections 3.3 and 7.7, Distributing and Spinco will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

5.2Supplemental Rulings

.

(a)Each of the parties agrees that, at the reasonable request of another party (the “Requesting Party”), Distributing and Spinco shall (and shall cause each member of its Group) to cooperate and use reasonable best efforts to obtain, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS

.  Notwithstanding the foregoing, Distributing shall not be required to file any Supplemental IRS Submission unless Spinco represents to Distributing that (i) it has reviewed the Supplemental IRS Submission, and (ii) all information and representations, if any, relating to any member of the Spinco Group and their Affiliates contained in the Supplemental IRS Submission are true, correct and complete in all material respects.  The Requesting Party shall reimburse the other parties for all reasonable out-of-pocket costs and expenses incurred by such parties or their Affiliates in connection with obtaining or requesting such Supplemental Ruling within five business days after receiving an invoice from such party therefor.

(b)Distributing shall provide Spinco with a reasonable opportunity to review and comment on each Supplemental IRS Submission to be filed by Distributing prior to the filing of such Supplemental IRS Submission with the IRS, and Spinco shall provide Distributing with a reasonable opportunity to review and comment on each Supplemental IRS Submission to be filed by Spinco prior to the filing of such Supplemental IRS Submission with the IRS

.  No Supplemental IRS Submission shall be filed by Spinco with the IRS unless, prior to such filing Distributing shall have agreed as to the contents of such Supplemental IRS Submission to the extent that the Supplemental IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of any member of the Distributing Group or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, any member of the Distributing Group or any of their Affiliates; provided, however, that if the IRS requests same-day filing of a Supplemental IRS Submission that does not include any material issue or statement, then Spinco is required only to make a good faith effort to notify Distributing’s representatives and to give such representatives an opportunity to review and comment on such Supplemental IRS Submission prior to filing it with the IRS.  No Supplemental IRS Submission shall be filed by Distributing with the IRS unless, prior to the filing, Spinco shall have agreed as to the contents of such Supplemental IRS Submission to the extent that the Supplemental IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of any member of the Spinco Group or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, any member of the Spinco Group or any of their Affiliates; provided, however, that if the IRS requests same-day filing of a Supplemental IRS Submission that does not include any material issue or statement, then Distributing is required only to make a good faith effort to notify Spinco’s representatives and to give such representatives an opportunity to review and comment on such Supplemental IRS Submission prior to filing it with the IRS.  Each Company (or its representatives) shall provide the other Company (or its representatives) with copies of each Supplemental IRS

Submission filed with the IRS promptly following the filing thereof.  Neither Company nor its representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to any Supplemental Ruling, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying the other Company (or its representatives) and giving the other Company (or its representatives) a reasonable opportunity to participate, and a reasonable number of such Company’s representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed; provided, however, that in the case of communications concerning a Supplemental Ruling that occur during an unscheduled conference initiated by the IRS or a conference initiated by a Company or its representatives for a purpose unrelated to a Supplemental Ruling in connection with which it is not reasonably practicable to provide to the other Company or its representatives advance notice and an opportunity to participate, such Company (or its representatives) shall promptly update the other Company and its representatives as to the content of such communications.  Each Company shall promptly provide the other Company (or its representatives) with copies of any correspondence received by such Company (or its representatives) from the IRS relating to any Supplemental Ruling.

Section 6.Tax Records

.

6.1Retention of Tax Records

.  Each of Distributing and Spinco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

6.2Access to Tax Records

.  Spinco shall make available, and cause its Subsidiaries to make available, to members of the Distributing Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Distributing Group or any of their Affiliates or with respect to a Tax Contest by a Tax Authority of such return.  Distributing shall make available, and cause its Subsidiaries to make available, to members of the Spinco Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Spinco Group or any of their Affiliates or with respect to a Tax Contest by a Tax Authority of such return.

6.3Confidentiality

.  Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority.  Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

6.4Delivery of Tax Records

.  Within five business days after receiving notification from Spinco requesting any applicable Tax Records described below which are in the possession of a member of the Distributing Group, Distributing shall provide to Spinco (to the extent not previously provided or held by any member of the Spinco Group on the Distribution Date) copies of (i) the Separate Returns of any member of the Spinco Group, (ii) the relevant portions of any other Tax Returns with respect to any member of the Spinco Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the Spinco Group, or to defend or contest Tax matters relevant to the members of the Spinco Group, including in each case, all Tax Records related to Tax attributes of the members of the Spinco Group and any and all communications or agreements with, or rulings by, any Tax Authority with respect to any member of the Spinco Group.

Section 7.Restriction on Certain Actions of Distributing and Spinco; Indemnity

.

7.1Restrictive Covenants

.

(a)General Restrictions

.  Following the Effective Time, Spinco shall not, and shall cause the members of the Spinco Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would cause Distributing or any Subsidiary of Distributing immediately prior to the Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the Restructuring for U.S. federal income tax purposes, (ii) would be inconsistent with the Contribution and Distribution qualifying, or would preclude the Contribution and Distribution from qualifying, as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code, or (iii) would cause Distributing, Spinco, any of their respective Subsidiaries at the Effective Time, or the holders of Liberty Ventures Common Stock that receive stock of Spinco in the Distribution, to recognize gain or loss, or otherwise include any amount in income, as a result of the Contribution and/or the Distribution for U.S. federal income tax purposes.

(b)Restricted Actions

.  Without limiting the provisions of Section 7.1(a) hereof, following the Effective Time, Spinco shall not, and shall cause the members of the Spinco Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, would be inconsistent with, or would cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

(c)Reporting

.  Unless and until there has been a Final Determination to the contrary, each party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise for Tax purposes (in each case, excluding any position taken for financial accounting purposes) that is inconsistent with the Ruling or the Tax Opinion.

7.2Distributing Indemnity

.  Distributing agrees to indemnify and hold harmless each member of the Spinco Group and their respective directors, officers, employees, agents, successors and assigns (the “Spinco Indemnitees”) from and against any and all (without duplication) (a) Taxes allocated to Distributing pursuant to Section 2.1, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Distributing pursuant to Section 2.2, (c) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement, (d) Transfer Taxes allocated to Distributing pursuant to Section 2.2, and (e) reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses incurred in connection with the items described in clauses (a) through (d); provided, however, that notwithstanding clauses (a), (c) and (e) of this Section 7.2, Distributing shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Spinco Indemnitee for, (x) any Transaction Taxes or Transaction Tax-Related Losses that are allocated to Spinco pursuant to Section 2.2, or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Spinco contained in this Agreement.

7.3Spinco Indemnity

.  Spinco agrees to indemnify and hold harmless each member of the Distributing Group and their respective directors, officers, employees, agents, successors and assigns (the “Distributing Indemnitees”) from and against any and all (without duplication) (a) Taxes allocated to Spinco pursuant to Section 2.1, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Spinco pursuant to Section 2.2, (c) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Spinco contained in this Agreement, (d) Transfer Taxes allocated to Spinco pursuant to Section 2.2, and (e) reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses incurred in connection with the items described in clauses (a) through (d); provided, however, that notwithstanding clauses (a), (c) and (e) of this Section 7.3, Spinco shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Distributing Indemnitee for, (x) any Transaction Taxes or Transaction Tax-Related Losses that are allocated to Distributing pursuant to Section 2.2, or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement.

7.4Scope

.  The provisions of this Section 7 are intended to be for the benefit of, and shall be enforceable by, each Distributing Indemnitee and its successors in interest and each Spinco Indemnitee and its successors in interest.

7.5Notices of Tax Contests (Other than Joint Claims)

.  Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to Taxes for which it is or may be indemnified by such other Company hereunder (other than any Transaction Taxes which shall be governed by Section 7.8).  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

7.6Control of Tax Contests (Other than Joint Claims)

.

(a)General Rule

.  Except as provided in Sections 7.6(b) and 7.8, each Company (or the appropriate member of its Group) shall have full responsibility, control and discretion in handling, defending, settling or contesting any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement.

(b)Non-Preparer Participation Rights

.  With respect to a Tax Contest (other than with respect to a Joint Claim) of any Tax Return which could result in a Tax liability for which the Non-Preparer may be liable under this Agreement, (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Preparer shall keep the Non-Preparer updated and informed, and shall consult with the Non-Preparer, (iii) the Preparer shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Preparer shall not settle or compromise such Tax Contest without the prior written consent of the Non-Preparer (which consent shall not be unreasonably withheld or delayed) if the settlement or compromise could have a more than de minimis impact on the Non-Preparer or its Affiliates.

7.7Cooperation

.  The parties shall provide each other with all information relating to a Tax Contest which is needed by the other party or parties to handle, participate in, defend, settle or contest the Tax Contest.  At the request of any party, the other parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting party to exercise its rights under this Agreement in respect of a Tax Contest.  Spinco shall assist Distributing, and Distributing shall assist Spinco, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority.  The indemnifying party or parties shall reimburse the indemnified party or parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.7.

7.8Joint Claims

.    Each Company shall promptly give notice to the other Company of any pending or threatened Tax Contest, claim, action, suit, investigation or proceeding brought by a third party relating to any Transaction Taxes or Transaction Tax-Related Losses for which such Company is or may be indemnified by the other Company under this Section 7 (each, a “Joint Claim”).  Such notice shall contain (i) factual information (to the extent known) describing any asserted Tax liability or other claim in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority or third party relating to the Joint Claim, and (ii) the amount of the Joint Claim.  Such notice shall be given within a reasonable period of time after notice thereof was received by such Company, but any failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure.  Thereafter, each Company shall deliver to the other Company such additional information with respect to such Joint Claim in its possession that the other Company may reasonably request.  Distributing and Spinco will have the right to jointly control the defense, compromise or settlement of any Joint Claim.  No indemnified Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnifying Company, which consent may be withheld in the indemnifying Company’s sole discretion.  No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnified Company, which consent may not be unreasonably withheld or delayed.

Section 8.General Provisions

.

8.1Termination

.  This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied.  The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

8.2Predecessors or Successors

.  Any reference to Distributing, Spinco, TripAdvisor, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Distributing, Spinco, TripAdvisor, such Person, or such Subsidiary, respectively.

8.3Expenses

.  Except as otherwise expressly provided for herein, each party and its Subsidiaries shall bear their own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

8.4Governing Law

.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware.  Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

8.5Waiver of Jury Trial

.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6Notices

.  All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

(a)If to Distributing, to:

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado  80112

Attn:  Albert Rosenthaler

Facsimile:

(b)If to Spinco, to:

Liberty TripAdvisor Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado  80112

Attn:  Tim Lenneman

Facsimile:

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

8.7Counterparts

.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

8.8Binding Effect; Assignment

.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that each of Distributing and Spinco may assign its respective rights, interests, duties, liabilities and obligations under this Agreement to any other member of their Group, but such assignment shall not relieve Distributing or Spinco, as the assignor, of its liabilities or obligations hereunder.

8.9Severability

.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

8.10Amendments; Waivers

.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

8.11Effective Date

.  This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

8.12Change in Law

.  Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

8.13Authorization, Etc.  Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party

8.14No Third Party Beneficiaries

.  Except as provided in Sections 7.2 and 7.3 of this Agreement, this Agreement is solely for the benefit of Distributing, Spinco, and their Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder.  Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Spinco Indemnitees any rights or remedies against Spinco hereunder, and this Agreement is not intended to confer upon any Distributing Indemnitees any rights or remedies against Distributing hereunder.

8.15Entire Agreement

.  This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding.  Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon.  No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

8.16No Strict Construction; Interpretation

.

(a)Distributing and Spinco each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto

.

(b)When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated

.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

8.17Headings

.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

LIBERTY INTERACTIVE CORPORATION

By: /s/ Albert Rosenthaler

Name:  Albert Rosenthaler

Title:  Senior Vice President

LIBERTY TRIPADVISOR HOLDINGS, INC.

By: /s/ Tim Lenneman

Name:  Tim Lenneman

Title:  Vice President